Exhibit 99.1

Contact:

Andrea Calise

Andrea.calise@teneo.com

(917) 826-3804

Analog Devices Announces CFO Transition

Prashanth Mahendra-Rajah to step down as CFO at fiscal year-end;

Company commences CFO search

WILMINGTON, Mass. — May 18, 2023 — Analog Devices, Inc. (Nasdaq: ADI) today announced that Prashanth Mahendra-Rajah, ADI’s Executive Vice President & Chief Financial Officer, has informed the company that, after six years leading the finance operation, he will step down from his position to explore other opportunities. Prashanth will remain with ADI through the end of the fiscal year to ensure a seamless transition to new financial leadership.

“I have greatly appreciated Prashanth’s expertise and many contributions to ADI over the past years. During his tenure, we have experienced a period of extraordinary revenue and margin growth as we have scaled our global business, defined our industry-leading business model, and navigated an unprecedented supply and demand landscape,” said ADI CEO & Chair, Vincent Roche. “I sincerely thank Prashanth for fostering strong investor community engagement, look forward to partnering with him during the transition, and wish him the best in his future endeavors.”

“It has been an honor to serve as ADI’s CFO, lead our world-class finance organization, and be a part of ADI’s outstanding leadership team. ADI is a phenomenal company that is defining the next generation of semiconductor technology and shaping the future of industries, while simultaneously delivering industry-leading growth and profitability. With ADI well-positioned for success, the time is right for me to begin transitioning to the next chapter in my career. I will always follow ADI with pride as it continues to drive technological breakthroughs for the betterment of society,” said ADI CFO Prashanth Mahendra-Rajah.

ADI has commenced a search to identify the company’s next CFO.

ADI is reaffirming its second quarter fiscal year 2023 financial outlook that was previously provided on February 15, 2023.

About Analog Devices, Inc.

Analog Devices, Inc. (NASDAQ: ADI) is a global semiconductor leader that bridges the physical and digital worlds to enable breakthroughs at the Intelligent Edge. ADI combines analog, digital, and software technologies into solutions that help drive advancements in digitized factories, mobility, and digital healthcare, combat climate change, and reliably connect humans and the world. With revenue of more than $12 billion in FY22 and approximately 25,000 people globally working alongside 125,000 global customers, ADI ensures today’s innovators stay Ahead of What’s Possible. Learn more at www.analog.com and on LinkedIn and Twitter.

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